Exhibit 5.2

Osler, Hoskin & Harcourt LLP Box 50, 1 First Canadian Place Toronto, Ontario, Canada M5X 1B8 416.362.2111 MAIN 416.862.6666 FACSIMILE

September 15, 2025

The Bank of Nova Scotia

40 Temperance Street

Toronto, Ontario, M5H 0B4

Dear Sirs/Mesdames:

The Bank of Nova Scotia – U.S.$600,000,000 Floating Rate Senior Medium-Term Notes due 2028, U.S.$800,000,000 4.043% Fixed-to-Floating Rate Senior Medium-Term Notes due 2028 and U.S.$850,000,000 4.338% Fixed-to-Floating Rate Senior Medium-Term Notes due 2031

We have acted as Canadian counsel to The Bank of Nova Scotia (the “Bank”) in connection with the issue and sale today (the “Offering”) by the Bank of U.S.$600,000,000 aggregate principal amount of its Floating Rate Senior Medium-Term Notes due 2028, U.S.$800,000,000 aggregate principal amount of its 4.043% Fixed-to-Floating Rate Senior Medium-Term Notes due 2028 and U.S.$850,000,000 aggregate principal amount of its 4.338% Fixed-to-Floating Rate Senior Medium-Term Notes due 2031 (collectively, the “Notes”) constituting part of the Senior Medium-Term Notes, Series I of the Bank, pursuant to the distribution agreement dated November 8, 2024 (the “Distribution Agreement”) between, among others, the Bank and Scotia Capital (USA) Inc., and the terms agreement dated September 8, 2025 (the “Terms Agreement”) between the Bank and the agents named therein. The Notes are issuable under and pursuant to a senior debt indenture dated as of January 22, 2010 (the “Base Indenture”) among the Bank, Computershare Trust Company, N.A., as U.S. trustee (the “U.S. Trustee”), and Computershare Trust Company of Canada, as Canadian trustee (the “Canadian Trustee” and, together with the U.S. Trustee, the “Trustees”) as amended and supplemented by a first supplemental indenture dated as of November 30, 2018 and by a second supplemental indenture dated as of December 27, 2021 (as so amended and supplemented, the “Indenture”).

We are solicitors qualified to practice law in the Province of Ontario, and we express no opinion as to any laws or any matters governed by any laws other than the laws of the Province of Ontario and the federal laws of Canada applicable therein.

As Canadian counsel to the Bank, we have examined originals or copies, certified or otherwise authenticated to our satisfaction, of the following:

1.  the prospectus of the Bank dated November 8, 2024 included in the Registration Statement (the “Basic Prospectus”) as supplemented by the prospectus supplement dated November 8, 2024 specifically relating to the Senior Medium-Term Notes, Series I (the “Prospectus Supplement”) and the pricing supplement dated September 8, 2025 (the “Pricing Supplement”, and together with the Basic Prospectus and the Prospectus Supplement, the “Prospectus”);

2.  the Distribution Agreement;

3.  the Terms Agreement; and

4.  the Indenture.

In connection with the opinions expressed in this letter we have considered such questions of law and examined such public and corporate records, certificates and other documents and conducted such other examinations as we have considered necessary or appropriate for the purposes of the opinions hereafter expressed, including the following documents:

1.  the by-laws of the Bank;

2.  officers’ certificates of the Bank as to resolutions of the directors of the Bank authorizing the Registration Statement filed with the U.S. Securities and Exchange Commission (the “Commission”) on Form F-3 (File No. 333-282565) relating to the Notes (the “Registration Statement”), the Prospectus, and the creation and issuance of the Notes and other related matters; and

3.  a Certificate of Confirmation dated September 12, 2025 issued by the Office of the Superintendent of Financial Institutions Canada in respect of the Bank (the “Certificate of Confirmation”).

We understand that the Registration Statement and the Prospectus were filed with the Commission in connection with the Notes.

We have assumed the legal capacity of all individuals, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed, photostatic, facsimile or electronic copies.

In expressing the opinion in paragraph 1 as to the existence of the Bank, we have relied exclusively on the Certificate of Confirmation, which certificate we assume is accurate as of the date hereof.

The opinion expressed in paragraph 3 is based on the assumption that the Indenture has been duly authorized, executed and delivered by, and is enforceable in accordance with its terms against, the Trustees.

Based upon and subject to the foregoing and subject to the exceptions, limitations and qualifications set forth herein, we are of the opinion that:

1.  The Bank validly exists as a Schedule I bank under the Bank Act (Canada) and has the corporate power to own, lease and operate its properties, to conduct its business as described in the Prospectus, to create, issue and sell the Notes and to execute, deliver and perform its obligations under the Indenture.

2.  The creation, issuance, sale and delivery of the Notes have been duly authorized by the Bank and the Notes have been, to the extent issuance, execution and delivery are matters governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein, duly issued, executed and delivered by the Bank. The Notes, with respect to the provisions thereof governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein, constitute a legal, valid and binding obligation of the Bank enforceable in accordance with their terms.

3.  The Indenture has been duly authorized, executed and, to the extent delivery is a matter governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein, delivered by the Bank and, with respect to the provisions thereof governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein, constitutes a legal, valid and binding obligation of the Bank enforceable in accordance with its terms.

4.  The execution and delivery by the Bank of, and the performance by the Bank of its obligations under, the Notes and the Indenture do not contravene any existing provision of applicable law or result in a breach (whether after notice or lapse of time or both) of any of the terms, conditions or provisions of the Bank Act (Canada) or the by-laws of the Bank.

The opinions set forth in paragraphs 2 and 3 above as to the enforceability of the Notes and the Indenture, respectively, are subject to the qualifications that:

(i) enforceability may be limited by bankruptcy, insolvency, reorganization, receivership, preference, moratorium, arrangement or winding-up laws or other similar laws affecting the enforcement of creditors’ rights generally;

(ii)  enforceability may be limited by equitable principles, including the principle that equitable remedies such as specific performance and injunction may only be granted in the discretion of a court of competent jurisdiction; and

(iii)  enforceability will be subject to the limitations contained in the Limitations Act, 2002 (Ontario), and we express no opinion as to whether a court may find any provision of the Indenture to be unenforceable as an attempt to vary or exclude a limitation period under that Act.

This opinion is rendered solely in connection with the transactions covered hereby, is limited to the matters stated herein, and no opinions may be implied or inferred beyond matters expressly stated herein.

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 6-K to be incorporated by reference in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the United States Securities Act of 1933.

Yours truly,

/s/ Osler, Hoskin & Harcourt LLP